Prospectus supplement filed pursuant to Rule 424(b)(3)

Registration No. 333-143930

PROSPECTUS SUPPLEMENT

This is a supplement, dated January 24, 2008, to the prospectus that forms a part of the Form S-3 Registration Statement (No. 333-143930) (the “Form S-3”) filed on December 31, 2007 by Icahn Enterprises L.P. This supplement supersedes and replaces the section entitled “Selling Securityholders” contained in the prospectus. This supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

This supplement relates to our depositary units that have been registered for resale on the Form S-3. The depositary units underlie certain convertible notes that we originally issued to two initial purchasers pursuant to a Securities Purchase Agreement on April 4, 2007 in reliance upon the exemptions from securities registration afforded by Rule 144A and Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation as promulgated by the United States Securities and Exchange Commission under the 1933 Act. The convertible notes were then resold by the initial purchasers. The depositary units issuable upon the conversion of the convertible notes that may be offered pursuant to the prospectus and this supplement are being offered for resale by the selling securityholders, which includes their transferees, distributees, pledgees or donees or their successors.

The following table lists the selling securityholders and other information regarding the beneficial ownership of the depositary units that may be offered pursuant to the prospectus and this supplement by each of the selling securityholders. The information contained in this supplement is based on information provided by or on behalf of the selling securityholders. The second column lists the number of depositary units beneficially owned by each selling securityholder, based on its ownership of the convertible notes, assuming conversion of all convertible notes held by the selling securityholders on that date, without regard to any limitations on conversions. The third column lists the depositary units being offered by the prospectus and this supplement by each selling securityholder. The selling securityholders may offer all, some or none of the depositary units. Because the selling securityholders may offer all or some of the depositary units, we cannot estimate the amount of depositary units that will be held by the selling securityholders after any of these sales.

The number of depositary units issuable upon conversion of the convertible notes shown in the table below assumes conversion of the full amount of convertible notes held by each selling securityholder at the conversion rate of 132.595 depositary units per $1,000 principal amount of convertible notes. In accordance with the terms of our registration rights agreement, the prospectus and this prospectus supplement generally cover the resale of the depositary units issued or issuable upon conversion of the convertible notes. Because the conversion price of the convertible notes may be adjusted, the number of depositary units that will actually be issued may be more or less than the number of depositary units being offered by the prospectus and this supplement. The fourth column assumes the sale of all of the depositary units offered by the selling securityholders pursuant to the prospectus and this supplement. Except as otherwise noted in the footnotes to the table below, the number of depositary units owned by the selling securityholders or any future transfers from any such holder assumes that they do not beneficially own any depositary units other than depositary units into which the convertible notes are convertible.

Name of Selling Securityholder(1)	Number of Depositary Units Owned Prior to Offering	Maximum Number of Depositary Units to Be Sold Pursuant to This Prospectus	Number of Depositary Units Owned After Offering
Portside Growth & Opportunity Fund(2)	653,464	653,464	0
RCG Enterprise, Ltd(2)	37,339	37,339	0
RCG PB, Ltd.(2)	81,451	81,451	0
Bank Austria Special Situation(2)	52,279	52,279	0
RCG Baldwin, L.P.(2)	23,407	23,407	0
RCG Latitude Master Fund, Ltd.(2)	122,177	122,177	0
Highbridge International LLC(3)(4)	937,064	937,064	0
Highbridge Convertible Arbitrage Master Fund, L.P.(4)(5)	62,220	62,220	0
Linden Capital LP(6)	211,169	211,169	0
Lyxor/Context Fund Ltd.(7)	6,938	6,938	0
AHFP Context(7)	2,187	2,187	0
Finch Tactical Plus Class B(7)	1,282	1,282	0
Worldwide Transactions Limited(7)	1,735	1,735	0
Altma Fund SICAV Plc in Repsect of the Grafton Sub Fund(7)	8,296	8,296	0
CASAM Context Offshore Advantage Fund Limited(7)	3,922	3,922	0
Institutional Benchmarks Series (Master Feeder) Limited in Respect of Alcor Series(7)	1,282	1,282	0
Context Advantage Master Fund, L.P.(7)	33,108	33,108	0
Altma Fund SICAV Plc in respect of Trinity Sub-Fund(8)	13,477	13,477	0
AM Master Fund I, L.P.(8)	52,770	52,770	0
Lyxor/AM Investment Fund Ltd.(8)	3,892	3,892	0
AM International E Mac 63 Ltd.(8)	27,905	27,905	0
Lehman Brothers Inc.(9)	150,835	150,835	0
Xavex Convertible Abitrage 10 Fund(10)	23,530	23,530	0
Xavex Convertible Arbitrage 2 Fund(10)	3,545	3,545	0
Argent LowLev Convertible Arbitrage Fund II, LLC(10)	453	453	0
Argent Classic Convertible Arbitrage Fund, L.P.(10)	36,200	36,200	0
Argent Classic Convertible Arbitrage Fund II, L.P.(10)	8,598	8,598	0
Lyxor Master Fund(10)	6,184	6,184	0
Partners Group Alternative Strategies PCC Ltd.(10)	18,854	18,854	0
HFR CA Global Select Master Trust Account(10)	11,844	11,844	0
Class C Trading Company, Ltd.(10)	18,779	18,779	0
Argent Classic Convertible Arbitrage Fund Ltd.(10)	21,580	21,580	0
Argent Multi-Strategy Fund Ltd. Classic(10)	5,505	5,505	0
Argentum MultiStrategy Fund 1 LP Classic(10)	1,508	1,508	0
Argent LowLev Convertible Arbitrage Fund Ltd.(10)	30,846	30,846	0
CNH CA Master Account, L.P.(11)	22,625	22,625	0
DBAG London(12)	88,616	88,616	0
Credit Suisse Securities Europe Ltd.(13)	94,272	94,272	0
PBGC Maintenance(14)	1,855	1,855	0
Commerical Union Life Fund(15)	16,592	16,592	0
CGNU Life Fund(15)	7,542	7,542	0
Norwich Union Life and Pensions(15)	6,788	6,788	0
Privilege Portfolio SICAV(15)	44,496	44,496	0

Name of Selling Securityholder(1)	Number of Depositary Units Owned Prior to Offering	Maximum Number of Depositary Units to Be Sold Pursuant to This Prospectus	Number of Depositary Units Owned After Offering
Elite Classic Convertible Arbitrage Ltd.(16)	12,821	12,821	0
AQR Absolute Return Master Account, L.P.(17)	71,647	71,647	0

(1)	The selling securityholders (and the depositary units beneficially respectively owned by each of them) listed in the table above are derived from information provided to the company by such selling securityholders in an applicable Notice and Questionnaire prior to the filing of the registration statement, of which this prospectus forms a part. In accordance with the terms of the registration rights agreement, we are obligated to disclose in the registration statement only those selling securityholders who have provided the company with a properly completed questionnaire.
(2)	Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are persons with sole or shared voting or dispositive powers.
(3)	Highbridge Capital Management, LLC, or Highbridge Capital, is the trading manager of Highbridge and has voting control and investment discretion over the securities held by Highbridge. Glenn Dubin and Henry Swieca control Highbridge Capital and have voting control and investment discretion over the securities held by Highbridge. Each of Highbridge Capital, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge.
(4)	Glen Dubin and Henry Swieca are persons with shared voting or dispositive powers.
(5)	Highbridge Capital is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P., or Highbridge Master Fund, and has voting control and investment discretion over the securities held by Highbridge Master Fund. Glenn Dubin and Henry Swieca control Highbridge Capital and have voting control and investment discretion over the securities held by Highbridge Master Fund. Each of Highbridge Capital, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Master Fund.
(6)	Siu Min Wong is the person with sole voting or dispositive powers.
(7)	Michael S. Rosen and William D. Fertig are persons with shared voting or dispositive powers.
(8)	Mark Friedman is the person with sole voting or dispositive powers.
(9)	Bruce Spolansky is the person with sole voting or dispositive powers.
(10)	Nathaniel Brown and Robert Richardson are persons with shared voting or dispositive powers.
(11)	Robert Krail, Mark Mitchell and Todd Pulvino are persons with shared voting or dispositive powers.
(12)	John Arnone is the person with sole voting or dispositive powers.
(13)	Gerry Murtough is the person with sole voting or dispositive powers.
(14)	Chris Dialynas is the person with sole voting or dispositive powers.

(15)	David Clott is the person with sole voting or dispositive powers.
(16)	Nathaniel Brown and Robert Richardson are persons with shared voting or dispositive powers.
(17)	Clifford Asness, Robert Krail, John Liew, David Kabiller, Jacques Friedman, Oktay Kurbanov, Ronen Israel, and Lars Nielsen are persons with shared voting or dispositive powers.